UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 8, 2013 (October 8, 2013)

Swift Transportation Company

(Exact name of Registrant as specified in its charter)

Delaware	001-35007	20-5589597
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

2200 South 75th Avenue

Phoenix, Arizona 85043

(Address of principal executive offices, including zip code)

(602) 269-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 8, 2013, our Chief Executive Officer, Mr. Jerry Moyes, and certain related parties filed an amendment (the “Amendment”) with the Securities and Exchange Commission to their previously filed Schedule 13D. The purpose of the Amendment was to disclose the entry into a commitment letter (the “Commitment Letter”) among Mr. Moyes, an affiliate of Mr. Moyes (“M Capital II”) and Citibank, N.A. (“Citibank”) in connection with certain transactions intended to facilitate the settlement of the Trust Issued Mandatory Common Exchange Securities (“2010 METS”) issued in 2010 concurrently with the Company’s IPO in a private placement by an unaffiliated special purpose trust (the “Trust”), which is required to be settled with up to 23,846,364 shares of the Company’s Class A common stock, or cash, on December 31, 2013. The Company is not a party to the Commitment Letter and will not be a party to the transactions contemplated thereby.

Pursuant to the Commitment Letter, on or prior to November 1, 2013 (the “Closing Date”), Citibank is committed, subject to the satisfaction of certain customary conditions, to enter into a Variable Prepaid Forward Contract (the “VPF Contract”) with M Capital II. Under the VPF Contract, Citibank would be obligated to deliver 19,465,787 shares of the Company’s Class A common stock (the “Delivered Shares”) and M Capital II would secure performance of its obligations under the VPF Contract with a deposit of the Delivered Shares and 2,147,652 shares of Issuer’s Class A or Class B Common Stock (the “Additional Shares”), as collateral for the benefit of Citibank (subject to their release as described below). On or before December 31, 2013, Citibank would be obligated to deliver the Delivered Shares to the collateral agent for the Trust for use in settling the obligations of Mr. Moyes and the other participants in the METS transaction (collectively, the “METS Participants”) under the 2010 METS, and simultaneously the collateral agent for the Trust will deliver the 23,846,364 shares of the Company’s Class B Common Stock that currently secure the obligations, to the extent not needed to settle the METS transaction, to Citibank to secure the VPF Contract (the “Collateral Shares”). The transactions described in this paragraph are collectively referred to herein as the “2013 VPF Transaction.”

The purpose of the 2013 VPF Transaction is to effectively replace the 2010 METS with the VPF Contract and allow the METS Participants to satisfy their obligations under the 2010 METS (as contemplated by their terms) without reducing the number of shares owned by the METS Participants. The 2013 VPF Transaction will also allow the METS Participants, through their ownership of M Capital II, to participate in future price appreciation of the Company’s Common Stock, and retain the voting power of the Additional Shares and the Collateral Shares.

The delivery to M Capital II of the Delivered Shares will significantly increase the METS Participants’ indirect holdings of the Company’s common stock until December 31, 2013. On or before December 31, 2013, however, all of the Delivered Shares will be transferred to the collateral agent for the Trust to use in satisfaction of the METS Participants’ obligations to deliver shares of the Company’s Class A common stock to the Trust under the 2010 METS and, therefore, on December 31, 2013, the METS Participants will be divested of their ownership of the Delivered Shares. By January 1, 2014, M Capital II will own the Collateral Shares, the Additional Shares, and any additional shares of the Issuer’s Class A or B Common Stock used by M Capital II to secure the 2013 VPF Transaction, and will have fully divested the Delivered Shares to the Trust in satisfaction of its pre-existing delivery obligations under the 2010 METS. The net result of the 2013 VPF Transaction will likely be to maintain the METS Participants’ ownership of the Issuer’s Common Stock at the levels existing prior to the Closing Date.

There will be an increase of 2,147,652 in the quantity of shares securing the VPF Contract compared to the number of shares securing the METS Participants’ obligations under the 2010 METS. If the stock price at maturity of the VPF Contract equals or exceeds a specified percentage of the reference price for the VPF Contract determined on the Closing Date or if the VPF Contract is cash settled, some or all of the Additional Shares and Collateral Shares will be returned to M Capital II at such maturity.

In the Amendment, it was also disclosed M Capital II intends to enter into a capped call contract (the “Capped Call”), under which it will commit to payment of a premium that will entitle it, as holder of the Capped Call, to participate in additional price appreciation of the Company’s common stock, beyond the level allowed under the terms of the VPF Contract.

The Company has been informed that in connection with the 2013 VPF Transaction that Citibank may borrow all or a portion of the shares of Class A common stock required to be delivered to M Capital II on the Closing Date, which may significantly reduce the number of shares of Class A common stock that are available to be borrowed and increase the “short interest” in the Class A common stock. In addition, in connection with the 2013 VPF Transaction and the Capped Call, Citibank and the other counterparties to the Capped Call may engage in other hedging transactions with respect to the Class A common stock or related instruments, may purchase or sell such shares or instruments, and may modify such positions from time to time. The entry into such transactions, or the perception that they may occur, may have an adverse effect on the trading price of our Class A common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWIFT TRANSPORTATION COMPANY

By:	/s/ Virginia Henkels
Name:	Virginia Henkels
Title:	Executive Vice President and Chief Financial Officer

Dated: October 8, 2013